Exhibit 21.1

SUBSIDIARIES OF GENERAL FINANCE CORPORATION

(at June 30, 2007)

GFN U.S. Australasia Holdings, Inc., a Delaware corporation

GFN Australasia Finance Pty. Limited, an Australian corporation

GFN Australasia Holdings Pty. Limited, an Australian corporation

All subsidiaries are 100% owned.